Exhibit 99.1

AT EPIX

Investor Relations (617) 250-6012

Michael D. Webb, Chief Executive Officer

FOR IMMEDIATE RELEASE

July 27, 2005

EPIX REPORTS SECOND QUARTER RESULTS FOR 2005

- Conference call scheduled today -

CAMBRIDGE, MA, July 27, 2005 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced its financial results for the second quarter 2005.

Financial highlights for the quarter ended June 30, 2005 included:

•                  Net loss of $7.1 million, or $0.31 per share, in the second quarter of 2005 compared to a net loss of $5.0 million, or $0.22 per share, for the second quarter of 2004.

•                  Revenues of $1.1 million in the second quarter of 2005 as compared to $3.2 million in the second quarter of 2004.

•                  Total operating expenses for the quarter ended June 30, 2005 of $8.2 million compared to $8.2 million for the second quarter of 2004.

•                  Cash, cash equivalents and marketable securities totaled $151.4 million as of June 30, 2005. Shares outstanding as of June 30, 2005 were 23.3 million.

Financial highlights for the six months ended June 30, 2005 included:

•                  Net loss of $13.4 million, or $0.57 per share in 2005, compared to a net loss of $8.8 million, or $0.39 per share for the six months ended June 30, 2004.

•                  Revenues of $3.1 million in 2005 as compared to $6.9 million for the same six month period in 2004.

•                  Total operating expenses of $16.5 million in 2005 compared to $15.9 million for the same six month period in 2004.

Recent operating highlights included:

•                  In May 2005, EPIX submitted its response to the January 2005 approvable letter for Vasovist™ (MS-325) it received from the FDA.

•                  In June 2005 the FDA informed the Company that it has accepted the May submission for Vasovist as a complete response to the approvable letter.  The FDA will review the submission and an FDA action letter is expected in November, 2005.

•                  In June 2005, the Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion, recommending EU marketing authorization for Vasovist.

•                  In July 2005, EPIX announced an amendment to EP-2104R Phase II clinical trial protocols, and expects an increase in cost and a delay in the completion of the trials.

“We are continuing our efforts to define the regulatory path forward for Vasovist in the US,” said Michael D. Webb, Chief Executive Officer of EPIX. “and we are pleased that the CHMP has recommended marketing authorization in Europe.  Phase II clinical development of our second product candidate, EP-2104R, will be delayed as a protocol amendment is implemented at our study sites,” Webb continued. “We are committed to ensuring patient safety as we advance the EP-2104R blood clot imaging proof-of-concept trials to completion.”

EPIX will host a conference call and live webcast of its conference call discussing the Q2 financial results at 4:30 pm ET today, Wednesday, July 27, 2005. Michael D. Webb, Chief Executive Officer, Andrew Uprichard, President and Chief Operating Officer, and Robert Pelletier, Principal Accounting Officer, will host the call. The dial-in number for the EPIX conference call is 800-884-5695 domestic; 617-786-2960 international, using participant passcode 87448202. A recording of this call may be accessed through Monday, August 1, by calling 888-286-8010 domestic; 617-801-6888 international, using passcode 21709216. The press release and the conference call webcast can also be accessed by visiting the EPIX website at www.epixpharma.com.  Please connect to the EPIX website at least 10 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the live webcast.  Two hours after the live webcast, an archived version of the call will be available on the EPIX website by clicking “Investor Relations”.

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization TechnologyTM to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. The Company’s lead product candidate, Vasovist (MS-325), is the first imaging pharmaceutical specifically designed for MRA. Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for Vasovist. In June 2005 the FDA accepted EPIX’ submission of May 2005 as a complete response to the approvable letter received from the FDA in January 2005 for Vasovist. During its review of the complete response the FDA could again request additional studies or other information before granting approval for Vasovist. Schering AG submitted MS-325, which is trademarked in Europe as Vasovist, for marketing approval in the European Union in June 2004. In June 2005, the European Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion, recommending Vasovist for approval for contrast-enhanced magnetic resonance angiography for visualization of abdominal or limb vessels in patients with suspected or known vascular disease. EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI. In July 2005, EPIX announced that it would amend its Phase II clinical trial protocols for EP-2104R, resulting in expected delays and increased costs for EP-2104R development.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management, including statements relating to our discussions with the FDA to define the regulatory path forward for MS-325, the value of MS-325 for the diagnosis and management of vascular disease, and the timing for completion of Phase II clinical trials of EP-2104R. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, the timing of receipt of regulatory approvals of our products under development, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change and other risks and uncertainties described in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

EPIX Pharmaceuticals, Inc.
Condensed Statements of Operations
(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2005	2004
Revenues:
Product development revenue	$314	$1,962
Royalty revenue	578	1,009
License fee revenue	166	275
Total revenues	1,058	3,246
Operating Expenses:
Research and development	5,637	5,073
General and administrative	2,571	3,120
Total operating expenses	8,208	8,193
Operating loss	(7,150)	(4,947)
Other income, net	54	9
Loss before provision for income taxes	(7,096)	(4,938)
Provision for income taxes	—	21
Net loss	$(7,096)	$(4,959)
Net loss per share	$(0.31)	$(0.22)
Weighted average shares	23,257	22,819

	Six Months Ended June 30,
	2005	2004
Revenues
Product development revenue	$1,790	$4,614
Royalty revenue	1,022	1,698
License fee revenue	332	558
Total revenues	3,144	6,870
Operating Expenses:
Research and development	11,171	10,586
General and administrative	5,314	5,292
Total operating expenses	16,485	15,878
Operating loss	(13,341)	(9,008)
Other income, net	(11)	212
Loss before provision for income taxes	(13,352)	(8,796)
Provision for income taxes	—	30
Net loss	$(13,352)	$(8,826)
Net loss per share	$(0.57)	$(0.39)
Weighted average shares	23,242	22,809

Condensed Balance Sheet

(Unaudited)

($ in thousands)

	June 30,	December 31,
	2005	2004
Assets:
Cash, cash equivalents and available-for-sales marketable securities	$151,425	$164,440
Other current assets	1,126	908
Property and equipment, net	2,631	2,491
Other assets	3,213	3,448
Total assets	$158,395	$171,287

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$5,506	$5,157
Other current liabilities	23,346	23,538
Convertible debt	100,000	100,000
Other long-term liabilities	878	1,210
Stockholders’ equity	28,665	41,382
Total liabilities and stockholders’ equity	$158,395	$171,287